Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated April 3, 2014

North America Structured Investments

3yr Auto Callable Review Notes

Overview May be appropriate for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Index closing level of each of the
Indices is at or above its Call Level. If the notes have not been automatically called, investors will receive their principal back at maturity if the Ending
Index Level of each Index is less than its Initial Index Level by up to the
Contingent Buffer Amount, but will lose some or all of their principal if the
Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent Buffer Amount. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan
Chase and Co. Summary of Terms Issuer: JPMorgan Chase and Co. Minimum
Denomination: $1,000.00 Indices: Russell 2000[R] Index (RTY) and S and P 500[R]
Index (SPX) Pricing Date: April 25, 2014 Final Review Date: April 25, 2017
Maturity Date: April 28, 2017 Review Dates: April 27, 2015, April 26, 2016, and
April 25, 2017 (the "final Review Date") Payment if Called*: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows: at least 9.50% [] $1,000 if automatically called on the first Review Date at least 19.00% [] $1,000 if automatically called on the second Review Date at least 28.50% [] $1,000 if automatically called on the final Review Date Contingent Buffer Amount: 25% CUSIP: 48127DDJ4
Preliminary Term sheet:
http://sp.jpmorgan.com/document/cusip/48127DDJ4/doctype/Product_Termsheet/
document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* To be determined on the Pricing Date, but not less than 9.50% per annum.
Automatic Call If the Index closing level of each Index on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium and that will be payable on the applicable Call Settlement Date. Payment at Maturity If the notes have not been automatically called and the Ending Index Level of each
Index is greater than or equal to its Initial Index Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to
$1,285. If the notes have not been automatically called and the Ending Index
Level of each Index is less than its Initial Index Level by up to the Contingent
Buffer Amount, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent
Buffer Amount, you will lose 1% of the principal amount of your notes for every
1% that the Ending Index Level of the Lesser Performing Index is less than its
Initial Index Level.

** The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower

Payment at Maturity (Continued)
If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent
Buffer Amount, you will lose more than 25% of you principal amount and could lose up to the entire principal amount of your notes at maturity.

Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary term sheet.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com

  Hypothetical Amount Payable**
-------------------------------------------------- -----------------
                  Total Return if  Total Return if
Lesser Performing                                   Total Return at
                  Called at First Called at Second
  Index Return                                     Final Review Date
                  Review Date      Review Date
----------------- --------------- ---------------- -----------------
    80.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
    60.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
    40.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
    20.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
     5.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
     0.00%           9.50%            19.00%           28.50%
----------------- --------------- ---------------- -----------------
     -5.00%           N/A              N/A              0.00%
----------------- --------------- ---------------- -----------------
    -20.00%           N/A              N/A              0.00%
----------------- --------------- ---------------- -----------------
    -25.00%           N/A              N/A              0.00%
----------------- --------------- ---------------- -----------------
    -25.01%           N/A              N/A             -25.01%
----------------- --------------- ---------------- -----------------
    -60.00%           N/A              N/A             -60.00%
----------------- --------------- ---------------- -----------------
    -80.00%           N/A              N/A             -80.00%
----------------- --------------- ---------------- -----------------
   -100.00%           NA                NA            -100.00%

North America Structured Investments

3yr Auto Callable Review Notes

Selected Benefits Selected Risks (continued)
[] Fixed appreciation potential [] JPMS' estimated value does not represent future values and may differ from others'
[] Potential early exit with appreciation as a result of automatic call feature. estimates.
Selected Risks [] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
Your investment in the notes may result in a loss. The notes do not guarantee any return of

                [] JPMS' estimated value is not determined by reference to our credit spreads for our principal.
Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to conventional fixed rate debt. maturity are subject to changes in the market's view of our creditworthiness. [] Lack of liquidity:
JPMorgan Securities, LLC, acting as agent for the Issuer (and who we You are exposed to the risks of the decline in value of each Index. refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not Your payment at maturity may be determined by the lesser performing Index. required to do so. The price, if any, at which JPMS will be willing to purchase notes from you Return is limited to the principal amount plus call premium regardless of any appreciation of the in the secondary market, if at all, may result in a significant loss of your principal.
Indices, which may be significant. [] Potential conflicts: we and our affiliates play a variety of roles in connection with the If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1%
issuance of notes, including acting as calculation agent, hedging our obligations under the of your principal for every 1% the final level of the lesser performing Underlying is less than its notes and making the assumptions to determine the pricing of the notes and the estimated Initial Level. value of the notes when the terms of the notes are set. It is possible that such hedging or The benefit provided by the Contingent Buffer Amount may terminate on the
Final Review Date. other trading activities of JPMorgan or its affiliates could result in substantial returns for The automatic call feature may force a potential early exit. There is no guarantee you will be able JPMorgan and its affiliates while the value of the notes decline. to reinvest the proceeds at a comparable interest rate for a similar level of risk. [] The tax consequences of the notes may be uncertain. You should consult your tax adviser No interest or dividend payments, voting rights, or ownership rights with the securities included in regarding the U.S. federal income tax consequences of an investment in the notes. the Index.
You are exposed to the risks associated with small capitalization companies.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan
Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com